Exhibit 10.8

CH2M HILL Companies, Ltd.

Supplemental Executive Retirement and Retention Plan

Effective January 1, 2013

CH2M HILL Companies, Ltd.

Supplemental Executive Retirement and Retention Plan

ARTICLE I

INTRODUCTION

1.1 Amendment and Restatement of Existing Plan. CH2M HILL Companies, Ltd., a Delaware corporation, hereby amends, restates and supersedes the Supplemental Executive Retirement and Retention Plan, previously amended and restated as of February 11, 2010.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

1.2 Purposes. The purposes of the Plan are to provide those employees who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company, to provide a financial incentive that will help the Company attract, retain and motivate, and to recognize the valuable services performed by, those employees.

ARTICLE II

DEFINITIONS

2.1 “Account” shall mean a recordkeeping account under the Plan for a Participant as set forth or established in Section 4.1.

2.2 “Affiliated Companies” means any corporation or other entity that is affiliated with the Plan Sponsor through stock or other equity ownership or otherwise which is designated by either the Committee or the Board as an entity whose Employees may be selected to participate in the Plan.  The Committee may select an entity to be designated as an Affiliated Company if the Plan Sponsor owns directly or indirectly at least 50% of the entity. The Board, in its sole discretion, may select an entity to be designated as an Affiliated Company if the Plan Sponsor owns directly or indirectly at least 10% of the entity.

2.3 “Annual Bonus” means a Participant’s incentive compensation awarded pursuant to the CH2M HILL Companies, Ltd. Annual Incentive Plan (formerly referred to as the Short Term Incentive Plan) or similar annual bonus awarded under a plan that may replace the Annual Incentive Plan at a future date.

2.4 “Benefit” shall mean the value of the Participant’s Account.

2.5 “Base Salary” means the annual base salary of the Employee effective on January 1 of the Plan Year, excluding distributions from nonqualified deferred compensation plans, bonuses, other incentive pay paid to the Employee from the Company and Affiliated Companies, commissions, fringe benefits, stock options, relocation expenses, non-monetary awards, automobile and other allowances and compensation paid during any period of disability as determined under the Company’s short term or long term disability plan.  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income pursuant to a cafeteria plan or 401(k) plan established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

2.6 “Beneficiary” means the person or persons or other entity or entities that have been designated by the Employee to receive, after the Employee’s death, benefits under the Plan in accordance with the terms of the Plan.  The designation by the Employee must be on forms prescribed by the Company and must be filed with the Company.  If the Employee fails to designate a Beneficiary, or if the designated Beneficiary fails to survive the Employee, the benefits due hereunder shall be paid to the Employee’s estate.  Beneficiary designations may be revoked or changed by filing a new Beneficiary designation with the Company.

2.7 “Board” means the Board of Directors of the Plan Sponsor.

2.8 “Cause” shall mean a Participant’s:

(i) conviction for commission of a felony or a crime involving moral turpitude;

(ii) willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates; or

(iii) willful neglect or gross misconduct in the performance of the Participant’s duties hereunder (other than such failure resulting from the Participant’s incapacity due to physical or mental illness).

No act, or failure to act, on the part of the Participant shall be deemed “willful” unless done, or omitted to be done, by the Participant without reasonable belief that his action or omission was in the best interest of the Company.

Notwithstanding the foregoing, a Participant other than the Chief Executive Officer (“CEO”) shall not be deemed to have been terminated for Cause unless and until the CEO reasonably determines that the Participant is guilty of conduct constituting Cause and a written copy of such determination is delivered to the compensation committee of the Board.  The Participant shall have 30 days to submit a written appeal challenging the CEO’s written determination of Cause.  The CEO shall then have another 30 days to consider the appeal and make a final determination a written copy of which shall be delivered to the compensation committee of the Board.

Notwithstanding any other provision in this Section 2.8, the CEO shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the CEO a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the members of the Board at a meeting of the Board (after reasonable notice to the CEO and an opportunity for the CEO, together with the CEO’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the CEO was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

2.9 “Change of Control” shall have the meaning assigned to it by Article VII.

2.10 “Committee” means a committee established under Article VIII of the Plan.

2.11 “Company” means the Plan Sponsor.

2.12 “Company DCRP Contribution Account” means the Company Contribution Account as defined in and established pursuant to Section 4.1 of the DCRP, prior to its amendment and restatement as this Plan.

2.13 “DCRP Account Value” means the Account Value as defined in and established pursuant to Section 4.1 of the DCRP, prior to its amendment and restatement as this Plan.

2.14 “DCRP” means the CH2M HILL Companies, Ltd. Deferred Compensation Retirement Plan.

2.15 “Disability” means disability of the Employee pursuant to which the Employee is entitled to disability benefits from the Company’s long term disability program.

2.16 “Effective Date” means the effective date of the restated Plan which is January 1, 2013.

2.17 “Employee” means an individual who is employed by the Company or an Affiliated Company (including, without limitation, officers and directors who are also employees of the Company).

2.18 “Employer” means the Company and/or any of its subsidiaries and any Affiliated Companies (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

2.19 “Fair Value” means the price per share denominated in United States dollars, as determined by the Board from time to time, on the date Fair Value is being determined, in accordance with Section 409A.

2.20 “Normal Retirement Age” means age 65, or such other age as may be determined from time to time by the both the CEO and Chief Human Resources Officer (“CHRO”), acting jointly.  The CEO and CHRO shall communicate any such action to the Committee at the next regularly scheduled Committee meeting.

2.21 “Participant” means an Employee designated by the Committee to participate in the Plan.

2.22 “Plan” means the CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan.

2.23 “Plan Sponsor” means CH2M HILL Companies, Ltd.

2.24 “Plan Year” means the twelve consecutive month period ending each December 31.

2.25 “Reward Base Annual Bonus Contribution Account” means a recordkeeping account under the Plan for a Participant established pursuant to Section 4.1(e) of the Plan.

2.26 “Reward Base Salary Contribution Account” means a recordkeeping account under the Plan for a Participant established pursuant to Section 4.1(d) of the Plan.

2.27 “Retention Annual Bonus Contribution Account” means a recordkeeping account under the Plan for a Participant established pursuant to Section 4.1(g) of the Plan.

2.28 “Retention Base Salary Contribution Account” means a recordkeeping account under the Plan for a Participant established pursuant to Section 4.1(f) of the Plan.

2.29 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

2.30 “SERRP Base Salary Contribution Account” means a recordkeeping account under the Plan for a Participant established pursuant to Section 4.1(a) of the Plan.

2.31 SERRP Annual Bonus Contribution Account” means a recordkeeping account under the Plan for a Participant established pursuant to Section 4.1(b) of the Plan.

2.32 “Stock” means the stock of the Plan Sponsor and any stock issued or issuable subsequent to the Effective Date in substitution for common stock.

2.33 “Supplemental SERRP Contribution Account” means a recordkeeping account under the Plan for a Participant established pursuant to Section 4.1(c) of the Plan.

ARTICLE III

PARTICIPATION

The Committee, in its sole discretion, shall designate the Employees who may participate in the Plan for a Plan Year from among the Employees of the Company; provided, however, that the Committee may delegate this responsibility as provided for in Article VIII.  The Employees who are eligible for designation for participation shall be those Employees who are members of a select group of management or highly compensated employees and who are part of the executive leadership team or a senior executive (as those terms are commonly referred to at the Company).

ARTICLE IV

CONTRIBUTIONS AND ALLOCATIONS TO ACCOUNTS

4.1 Accounts.  Each Participant’s Account shall consist of the value of the sum of, if any (1) the Participant’s DCRP Account Value determined as of December 31, 2008, (2) the balance of the Participant’s Company DCRP Contribution Account determined as of December 31, 2008, (3) the Participant’s SERRP Base Salary Contribution Account, (4) the Participant’s SERRP Annual Bonus Contribution Account, (5) the Participant’s Supplemental SERRP Contribution Account, (6) the Participant’s Reward Base Salary Contribution Account, (7) the Participant’s

Reward Annual Bonus Contribution Account, (8) the Participant’s Retention Base Salary Contribution Account, (9) the Participant’s Retention Annual Bonus Contribution Account, and (10) any additional Company contribution accounts that the Company may, in its sole discretion, create for any purpose.

(a)                                 SERRP Base Salary Contribution Account.  The Company may make a contribution to a SERRP Base Salary Contribution Account on behalf of a Participant for a specified amount of the Participant’s Base Salary as set forth in a separate participation notice and election form provided by the Company to the Participant (“Participation Notice”).

(b)                                 SERRP Annual Bonus Contribution Account.  The Company may make a contribution to a SERRP Annual Bonus Contribution Account on behalf of a Participant for a specified amount of the Participant’s Annual Bonus set forth in the Participation Notice.

(c)                                  Supplemental SERRP Contribution Account.  The Company may make a contribution to a Supplemental SERRP Contribution Account on behalf of a Participant for those Participants who have attained age 55 at the time of initial Plan eligibility in an amount set forth in the Participation Notice.

(d)                                 Reward Base Salary Contribution Account.  The Company may make a contribution to a Reward Base Salary Contribution Account on behalf of a Participant for a specified amount of the Participant’s Base Salary set forth in the Participation Notice.

(e)                                  Reward Annual Bonus Contribution Account.  The Company may make a contribution to a Reward Annual Bonus Contribution Account on behalf of a Participant for a specified amount of the Participant’s Annual Bonus set forth in the Participation Notice.

(f)                                   Retention Base Salary Contribution Account.  The Company may make a contribution to a Retention Base Salary Contribution Account on behalf of a Participant for a specified amount of the Participant’s Base Salary set forth in the Participation Notice.

(g)                                  Retention Annual Bonus Contribution Account.  The Company may make a contribution to a Retention Annual Bonus Contribution Account on behalf of a Participant for a specified amount of the Participant’s Annual Bonus set forth in the Participation Notice.

The Company reserves the right to change the amounts to be contributed in all the accounts from time to time in its sole discretion.

4.2 Crediting of Earnings, Gain or Loss on Participant Accounts. The Participant’s Account shall be credited with earnings, gain or loss in accordance with the provisions of this Section.

Investment Vehicles.  The Company shall select the investment vehicles that are available for investment under the Plan for Participant’s with balances in certain Accounts.  The Company shall also provide a list of investment vehicles that are available for investment under the Plan for Participant’s with certain Accounts and the Participants shall choose the investments for their Accounts from the list provided by the Company, provided, however, that the Committee shall determine which Participant’s shall be allowed to choose the investment vehicles from the list provided by the Company in which their balances are invested.  Earnings, gain or loss shall continue to be credited until the balance in the Participant’s Account is eliminated.

Crediting of Earnings Based on Selected Investment Vehicles. Following the end of day the New York Stock Exchange is open for business, the Participant’s Account shall be credited with earnings, gain or loss equal to the rate of return earned on investment vehicles with respect to any portion of the Participant’s Account not invested in Stock.  For those Participants who control their Account investments, if such Participant does not select any investment vehicle, earnings, gain or loss shall be credited to the Participant’s Account as if the Participant had selected the lowest risk investment available under the Plan (as determined by the Committee in its sole discretion).

Stock Contributions.  The Company’s contribution of Stock on behalf of a Participant shall be deemed invested in Stock, must remain invested in Stock, and must be distributed in Stock.  Participants shall not be permitted to select any other investment vehicles with respect to a Stock contribution.  The number of shares of Stock contributed by the Company on behalf of a Participant shall be allocated to the Participant’s Account in the Plan.  The accounting records for the portion of the Participant’s Account deemed invested in Stock shall be maintained in shares rather than dollar values.

Stock allocated to a Participant’s Account shall be valued at Fair Value.  If there is any increase or decrease in the number of outstanding shares of Stock or any change in the rights and privileges of shares of Stock (a) as a result of the payment of a Stock dividend or any other distribution payable in Stock, or (b) through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, the Stock portion of a Participant’s Account shall be adjusted accordingly.

If the Plan Sponsor distributes assets or securities of persons other than the Plan Sponsor with respect to the Stock, or if the Plan Sponsor grants rights to subscribe pro rata for additional shares of Stock or for any other securities of the Plan Sponsor to the holders of its Stock, or if there is any other change in the number or kind of outstanding shares or of any stock or other securities into which the Stock will be changed or for which it has been exchanged, and if the Committee in its discretion determines that the event equitably requires an adjustment to any Participant’s Account, then such adjustments shall be made, or other action shall be taken, by the Committee as the Committee in its discretion deems appropriate.

Changes in Investment Vehicle Selection. If the Committee, in its discretion, authorizes Participants to select the investment vehicle(s) in which their Account is deemed invested, the Committee shall establish rules and procedures for the timing and frequency of investment vehicle selection.

4.3 Withholding Requirement.  The Company shall withhold any taxes owed from other compensation payable to the Participant.  All payments under the Plan are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participant.

ARTICLE V

VESTING AND INVESTMENT OF BENEFIT

5.1 Vesting.

(a) DCRP Account Value and Company DCRP Contribution Account.  A Participant shall be 100% vested in the Participant’s DCRP Account Value and the Participant’s Company DCRP Contribution Account to the extent one exists.

(b) SERRP Base Salary Contribution Account and SERRP Annual Bonus Contribution Account.  A Participant shall vest 20% at the end of each Plan Year for five Plan Years in each annual contribution made by the Company into the SERRP Base Salary Contribution Account and the SERRP Annual Bonus Contribution Account including the Plan Year for which the contribution is made.  Notwithstanding the foregoing, a Participant shall be 100% vested upon the earliest of (i) attainment of age 60 and 10 years of service at the discretion of the CEO and CHRO, acting jointly, (ii) attainment of Normal Retirement Age while an employee, (iii) death, or (iv) termination of employment due to Disability.  The CEO and CHRO shall communicate any such change to vesting to the Committee at the next regularly scheduled Committee meeting.  Notwithstanding the above, the Board (or its committee delegated with authority to administer this Plan) has the exclusive discretion to make any vesting or vesting acceleration decisions with respect to the CEO’s and CHRO’s participation in the Plan.

(c) Supplemental SERRP Contribution Account.  A Participant shall be 100% vested in the Participant’s Supplemental SERRP Contribution Account upon the later of (i) attainment of age 60 and 10 years of service at the discretion of the CEO and CHRO, acting jointly, (ii) the fifth anniversary of entry into the Plan, (iii) attainment of Normal Retirement Age while an employee, (iv) death, or (v) termination of employment due to Disability.  No incremental vesting shall occur before such aforementioned event.

(d) Reward Base Salary Contribution Account and Reward Annual Bonus Contribution Account.  A Participant shall vest 20% at the end of each Plan Year for five Plan Years in each annual contribution made by the Company into the Reward Base Salary Contribution Account and Reward Annual Bonus Contribution Account including the Plan Year for which the contribution is made.  Notwithstanding the foregoing, a Participant shall be 100% vested upon the earliest of (i) attainment of age 60 and 10 years of service at the discretion of the CEO and CHRO, acting jointly, (ii) attainment of Normal Retirement Age while an employee, (iii) death, or (iv) termination of employment due to Disability.  The CEO and CHRO shall communicate any such change to vesting to the Committee at the next regularly scheduled Committee meeting.  Notwithstanding the above, the Board (or its committee delegated with authority to administer this Plan) has the exclusive discretion to make any vesting or vesting acceleration decisions with respect to the CEO’s and CHRO’s participation in the Plan.

(e) Retention Base Salary Contribution Account and Retention Annual Bonus Contribution Account.  A Participant shall be 100% vested in the Retention Base Salary

Contribution Account and Retention Annual Bonus Contribution Account upon attainment of Normal Retirement Age while an employee.  Notwithstanding the foregoing, a Participant shall be 100% vested upon the earliest of (i) death, (ii) termination of employment due to Disability, or (iii) attainment of age 60 and 10 years of service at the discretion of the CEO and CHRO, acting jointly.  The CEO and CHRO shall communicate any such change to vesting to the Committee at the next regularly scheduled Committee meeting.  Notwithstanding the above, the Board (or its committee delegated with authority to administer this Plan) has the exclusive discretion to make any vesting or vesting acceleration decisions with respect to the CEO’s and CHRO’s participation in the Plan.

(f) Additional Accounts.  The Company shall establish vesting periods for any additional accounts it creates pursuant to Section 4.1.

5.2 Subject to Claims of General Creditors. A Participant’s Benefit under the Plan shall be subject to the claims of general creditors of the Company and Affiliated Companies.

5.3 Insurance. The Company and Affiliated Companies, on their own behalf, and, in their sole discretion, may apply for and procure insurance on the life of any Participant, in such amounts and in such forms as the Plan Sponsor may choose. The Plan Sponsor shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Plan Sponsor, the Participant shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Plan Sponsor has applied for insurance.

ARTICLE VI

PAYMENT OF BENEFIT

6.1 Elections. Payment of the Participant’s Benefit shall be governed by the election made by the Participant on a form provided by the Committee which specifies the manner in which the Participant’s Benefit will be distributed.  The Participant may elect any of the forms of payment permitted and the timing of payment from the methods permitted, except that if the Participant’s Benefit is less than $10,000 on the date benefits will commence, the Participant shall receive a lump sum payment of his Benefit.

The Participant’s election with respect to the form of payment and with respect to the timing of payment shall be made within 30 days of the Employee first becoming eligible to participate in the Plan.

For amounts accrued as a Participant’s Benefit on or after January 1, 2005, the Participant may submit a subsequent election with respect to the form of payment; however, such subsequent election shall be effective only if: (a) the election is submitted at least 12 months prior to the earlier of the Participant’s date of termination of employment or the date elected by the Participant with respect to distribution timing, (b) it is approved by the Committee, in its sole discretion and (c) the first payment pursuant to the subsequent election is no earlier than 5 years from the date the payment would otherwise be paid. The Participant’s election under this Section 6.1 will apply to the Participant’s entire Benefit.

To the extent applicable, the Participant’s elections made under the DCRP prior to the effective date of this Plan shall remain effective for the Participant’s DCRP Account Value and the Participant’s DCRP Contribution Account, including any elections made pursuant to Section 6.9 of the DCRP, unless further modified pursuant to this Section 6.1.  Notwithstanding the foregoing, a Participant may make a new distribution election no later than December 31, 2012 that applies to benefits accrued under the Plan (including investment earnings) with respect to 2013 and subsequent years.

6.2 Timing of Payment Permitted.  Subject to Section 6.1, each Participant may elect the time when distributions of the Participant’s Benefit will commence from among the following options: (a) the date the Participant terminates full-time employment, provided such date is after the attainment of Normal Retirement Age while an employee, (b) the date specified by the Participant following the date the Participant terminates full-time employment and attains Normal Retirement Age while an employee, and (c) any other times permitted, at the time of the Participant’s election, by the CEO and CHRO, acting jointly from time to time; provided, however, that the timing of any payment shall be subject to the provisions of Section 11.10.  The CEO and CHRO shall communicate any such change to a Participant’s permitted timing of the payments to the Committee at the next regularly scheduled Committee meeting.

6.3 Forms of Payment Permitted.  Subject to Section 6.1, each Participant may elect one or more of the following the forms of payment:  (a) single sum payment in cash, (b) annual installment payments in cash over 5, 10, or 15 years, and (c) any alternative form of payment as permitted by the CEO and CHRO, acting jointly from time to time; provided, however, that the form of permitted payments shall be subject to the provisions of Section 11.10.  The portion of the Participant’s Benefit deemed invested in Stock shall be distributed in the form of Stock.  Each annual installment shall be determined by dividing the Participant’s Benefit by the number of remaining installments.  The CEO and CHRO shall communicate any such change in the form of permitted payments to the Committee at the next regularly scheduled Committee meeting.

6.4 Designation of Beneficiary.  Each Participant may designate one or more Beneficiaries (who may be designated contingently or successively) to whom the Participant’s Benefit is payable in the event of the Participant’s death.  Each designation will automatically revoke any prior designations by the same Participant.  The beneficiary designation shall be in writing on a form prescribed by the Committee.  Any beneficiary designation will be effective as of the date on which the written designation is received by the Committee during the lifetime of the Participant.

6.5 Death or Disability Prior to Commencement.  If the Participant dies or suffers a Disability prior to commencement of distribution of the Participant’s Benefit, the Participant’s Benefit shall be distributed in a lump sum to the Participant or Participant’s Beneficiary.

6.6 Death After Commencement.  If the Participant dies after commencement of distribution of benefits, but prior to the complete distribution of all benefits to which the Participant is entitled under the Plan, payment of the remaining balance of the Participant’s Benefit shall be distributed in a lump sum to the Participant’s Beneficiary.

6.7 Termination of Employment after Change of Control.  Notwithstanding anything to the contrary in this Plan, if a Participant’s employment is terminated (other than by death, Disability or retirement) within two years after a Change of Control (as defined in Section 7.1), the Participant’s entire Benefit shall be 100% vested and payment of the Participant’s entire Benefit shall be made to the Participant in a lump sum regardless of the Participant’s election as soon as practical after termination of employment.

6.8 Termination of Employment for Cause.  Notwithstanding anything to the contrary in this Plan, if a Participant’s employment is terminated for Cause at any time, the Participant’s entire Benefit will be forfeited upon termination.

6.9 Forfeiture for Violation of Non-Compete.  If the Participant should take actions in material breach of any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any confidentiality obligation with respect to the Company, or, during employment with the Company and for a period of two (2) years after separation of employment, the Participant, directly or indirectly, individually or in combination with others, without the prior written consent of the CEO, works for, becomes employed by, or provides services to (whether as an employee, officer, director, independent contractor, consultant, agent, venturer, partner, or board member) to any engineering, program management or construction company engaged in any activities or businesses similar in material respects to the Company business and/or a company that is listed among the top 25 companies on any ENR (Engineering National Record) list of top industry leaders (for a year in question), where the Company is listed in the top 25 companies on the list, the Company (at the direction of the CHRO) has the right to cause an immediate forfeiture of the Participant’s rights under the Plan and may remove all remaining balances in all of the Participant’s Accounts awarded under the Plan.  In addition, if any portion of the Participant’s Accounts were distributed from the Plan to the Participant within the 12 month period prior to the Participant’s breach or employment with a competitor as provided in this section, as soon as notified by the Company of such breach or employment with a competitor, the Participant shall make immediate restitution of all payments received from the Company.  The amount so due shall incur interest at the rate equal to the six month LIBOR (London Inter-Bank Offered Rate) plus 3 points, as published in the Wall Street Journal from time to time.

6.10 Termination of Employment.  Subject to the other provisions of this Plan, if a Participant’s employment is terminated (other than for Cause), the portion of the Participant’s Benefit that is unvested will be forfeited upon termination.

ARTICLE VII

CHANGE OF CONTROL

7.1 Change of Control.  For purposes of the Plan, a Change of Control will occur if any one of the following events occurs; provided that such event is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company each as determined pursuant to Treasury Regulation section 1.409A-3(i)(5):

(a)                                 Unapproved Acquisition of 25% Stake.  Any Person is or becomes a Beneficial Owner, directly or indirectly, of 25% or more of the Voting Securities of the Plan Sponsor; provided, however, that the event described in this Section 7.1(a) shall not be deemed to be a Change of Control by virtue of any of the following:

(i)                                     an acquisition entered into by the Plan Sponsor,

(ii)                                  a  sale of Voting Securities entered into by the Plan Sponsor,

(iii)                               an acquisition of Voting Securities by any employee benefit plan sponsored or maintained by the Plan Sponsor or any of its Affiliated Companies,

(iv)                              an acquisition of Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or

(v)                                 pursuant to a Non-COC Transaction.

(b)                                 Change in the Majority of the Board. During the course of one Plan Sponsor fiscal year, Incumbent Directors cease for any reason to constitute at least a majority of the Board.

(c)                                  Significant Merger or Consolidation. The consummation of a Business Combination, unless the Business Combination is a Non-COC Transaction.

(d)                                 Liquidation. The stockholders of the Plan Sponsor approve a plan of liquidation or dissolution of the Plan Sponsor or the direct or indirect sale or other disposition of all or substantially all of the assets of the Plan Sponsor and its Affiliated Entities.

7.2 Definitions.  The following definitions shall apply for purposes of this Article:

(a)                                 “Beneficial Owner” shall mean a beneficial owner as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934.

(b)                                 “Business Combination” shall mean a merger, consolidation, share exchange or similar form of corporate reorganization of the Plan Sponsor or any such type of transaction involving the Plan Sponsor or any of its Affiliated Entities that requires the approval of the Plan Sponsor’s stockholders.

(c)                                  “Incumbent Directors” shall mean:

(i)                                     individuals who on March 31, 2000 constitute the Board; and

(ii)                                  any person who becomes a director subsequent to March 31, 2000, provided his/her election or nomination for election was recommended by the Nominating Committee of the Board (or its successor in responsibilities) or approved by at least a majority of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the Plan Sponsor or successor’s proxy statement in which such person is named as a nominee for a director, without objection to such nomination); provided that individuals initially elected or nominated as directors of the Plan Sponsor or successor as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed to be Incumbent Directors.

(d)                                 “Non-COC Transaction” shall include any Business Combination in which:

(i)                                     at least 75% of the total voting power eligible to elect directors of the entity resulting from such Business Combination is represented by shares that were Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted),

(ii)                                  no Person, other than any employee benefit plan sponsored or maintained by the Plan Sponsor, becomes the “beneficial owner”, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination,

(iii)                               at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(e)                                  “Person” shall mean Person as defined in Section 3(a)(9) and as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

(f)                                   “Voting Securities” shall mean either (a) the then-outstanding shares of Stock of the Plan Sponsor or (b) the combined voting power of the Plan Sponsor’s then-outstanding securities eligible to vote for the election of the Board.

ARTICLE VIII

PLAN ADMINISTRATION

8.1 Committee.  The Plan shall be administered by the Compensation Committee appointed by and serving at the pleasure of the Board.  The composition of the Committee shall consist of those members as described in the Charter of the Committee, as may be amended from time to time (“Charter”).

8.2 Committee Meetings and Actions.  The Committee shall hold meetings and have the authority to take such action as determined in the Charter.

8.3 Powers of Committee.  The Committee shall, in its sole discretion, select the Participants from among the Employees and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan.  The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Plan Sponsor and the Participants. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may from time to time delegate its responsibilities as it determines is necessary, in its sole discretion.  The Committee may correct any defect, supply any omission, reconcile any inconsistency in the Plan or in any agreement entered into under the Plan, and reconcile any inconsistency between the Plan and any Agreement in the manner and to the extent it shall deem expedient, and the Committee shall be the sole and final judge of such expediency.  No member of the Committee shall be liable for any action or determination made in good faith.  The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.  The Committee has delegated to the

CEO and CHRO, acting jointly, the ability to make decisions about vesting, the form of payment and other administrative features of the Plan as well as to select those Employees (other than the CEO and CHRO) who will participate in the Plan from time to time; provided, however, that the timing of any payment shall be subject to the provisions of Section 11.10.  The CEO and CHRO shall inform the Committee of any such decisions and provide a list of participants at the next regularly scheduled Committee meeting.

8.4 Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Participants’ Accounts.

8.5 Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.  The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Plan Sponsor’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IX

CLAIMS PROCEDURE

9.1 Determination of Benefits.  The Company shall distribute benefit statements reflecting the current amount of the Participant’s Benefit to the Participants on an annual basis.

9.2 Denial of Claims.  The Committee shall make all determinations as to the right of any person to a benefit or the amount of such benefit under this Plan. The Committee shall provide adequate notice in writing to any claimant whose claim for benefits under the Plan has been denied.  The Committee’s claim denial notice shall set forth:

(a)                                 the specific reason or reasons for the denial;

(b)                                 specific references to pertinent Plan provisions on which the denial is based;

(c)                                  a description of any additional material and information needed for the claimant to perfect the claim and an explanation of why the material or information is needed; and

(d)                                 an explanation of the Plan’s claims review procedure describing the steps to be taken by a Participant or Beneficiary who wishes to submit his or her claim for review, including any applicable time limits, and a statement of the Participant’s or Beneficiary’s right to bring a civil action under ERISA § 502(a) if the claim is denied on review.

A Participant or Beneficiary who wishes to appeal the adverse determination must request a review in writing to the Committee within 60 days after the appealing Participant or Beneficiary received the denial of benefits.

9.3 Appeal Procedure. A Participant or Beneficiary may appeal a denial of benefits. Appeals must be made in writing to the Committee within 60 days after the claimant receives the notice of denial. A Participant or Beneficiary appealing a denial of benefits (or the authorized representative of the Participant or Beneficiary) shall be entitled to:

(a)                                 submit in writing any comments, documents, records and other information relating to the claim and request a review;

(b)                                 review pertinent Plan documents; and

(c)                                  upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Participants or Beneficiaries.

The Committee shall reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances.

9.4 Decision on Review.  The decision on review of a denied claim shall be made in the following manner:

(a)                                 The decision on review shall be made by the Committee, who may in its discretion hold a hearing on the denied claim.  The Committee shall make its decision solely on the basis of the written record, including documents and written materials submitted by the Participant or Beneficiary (or the authorized representative of the Participant or Beneficiary).  The Administrator shall make its decision promptly, which shall ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing.  In that case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If an extension of time is required due to special circumstances, the Committee will provide written notice of the extension to the Participant or Beneficiary prior to the time the extension commences, stating the special circumstances requiring the extension and the date by which a final decision is expected.

(b)                                 The decision on review shall be in writing, written in a manner calculated to be understood by the Participant or Beneficiary.  If the claim is denied, the written notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the Participant’s or Beneficiary’s right to bring an action under ERISA § 502(a), and a statement that the Participant or Beneficiary is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

The Committee’s decision on review shall be final.  In the event the decision on review is not provided to the Participant or Beneficiary within the time required, the claim shall be deemed denied on review.

ARTICLE X

AMENDMENT, MODIFICATION AND TERMINATION

The Plan Sponsor reserves the right to amend or terminate this Plan at any time by action of the Board, directly or through delegation by the Board to one of its committees. The Company may terminate further deferrals under the Plan for any reason with respect to deferrals for Plan Years beginning after the date of the Company’s termination of the Plan.  In the event of such cessation of deferrals, all other rights and obligations shall continue until all Participants’ Benefits have been paid to all Participants under the terms of the Plan.  At any time following a Change of Control, the Company may terminate the Plan. If the Company terminates the Plan following a Change in Control within the meaning of Section 409A, each Participant’s Account shall become immediately due and payable.

ARTICLE XI

MISCELLANEOUS

11.1 Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

11.2 No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant. Nothing in this Plan shall limit or impair the Company’s right to terminate the employment of any employee.  Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee in its sole discretion.  Participation in this Plan is a matter entirely separate from any pension right or entitlement the Participant may have and from the terms or conditions of the Participant’s employment.  Participation in this Plan shall not affect in any way a Participant’s pension rights or entitlements or terms or conditions of employment.  Any Participant who leaves the employment of the Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

11.3 Non-Assignability.  Neither a Participant nor a Beneficiary may voluntarily or involuntarily anticipate, assign, or alienate (either at law or in equity) any benefit under the Plan, and the Committee shall not recognize any such anticipation, assignment, or alienation.  Furthermore, a benefit under the Plan shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests or benefits provided pursuant to the terms of the Plan or the levy of any attachment or similar process thereupon, shall by null and void and without effect.

11.4 Participation in Other Plans.  Nothing in this Plan shall affect any right which the Participant may otherwise have to participate in any retirement plan or agreement which the Company or an Affiliated Company has adopted or may adopt hereafter; provided, however, that for the avoidance of doubt, the Plan expressly supersedes any previously-existing informal arrangement that may have provided retirement-type benefits to any individual in connection with his or her termination of employment.

11.5 Governing Law.  To the extent not preempted by federal law, this Plan shall be construed in accordance with, and shall be governed by, the laws of the State of Colorado.

11.6 Entire Understanding.  This instrument contains the entire understanding between the Company and the Employees participating in the Plan relating to the Plan, and supersedes any prior agreement between the parties, whether written or oral.  Neither this Plan nor any provision of the Plan may be waived, modified, amended, changed, discharged or terminated without action by the Board.

11.7 Provisions Severable.  To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.8 Headings.  The article and section headings are for convenience only and shall not be used in interpreting or construing the Plan.

11.9 Successors, Mergers, or Consolidations. Any Agreement under the Plan shall inure to the benefit of and be binding upon (a) the Company and its successors and assigns and upon any corporation into which the Company may be merged or consolidated, and (b) the Participant, and his heirs, executors, administrators and legal representatives.

11.10 Section 409A.  Anything in this Plan to the contrary notwithstanding, no payment to the Participant under this Plan shall be payable prior to the date that is the earliest of (1) 6 months and 1 day after the Participant’s termination date, (2) the Participant’s death or (3) such other date as will cause such payment not to be subject to interest and additional tax under Section 409A (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

For purposes of the Plan, a termination of employment shall be considered to occur only upon a “separation from service” within the meaning of Section 409A and the regulations issue pursuant to Section 409A.

It is the intention of the Company and the Participant that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A.  To the extent such potential payments or benefits could become subject to such Section, the Company and Participant shall cooperate to structure the payments with the goal of giving the Participant the economic benefits described herein in a manner that does not result in such tax being imposed.